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                   LABORATORY CORPORATION OF AMERICA HOLDINGS
                       1997 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.   PURPOSES:
     This Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan (hereinafter called the "Plan") is intended to be an employment incentive and to encourage stock ownership by all eligible employees, including officers, of Laboratory Corporation of America Holdings (hereinafter called the "Corporation") and its subsidiary corporations (the "Subsidiaries"), as that term is defined in (section mark)424(f) of the Internal Revenue Code of 1986, as now in force or hereafter amended (the "Code"), in order to increase their proprietary interest in the Corporation's success and to encourage them to remain in the employ of the Corporation or a Subsidiary. It is further intended that options issued pursuant to this Plan (hereinafter called "Options") shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of (section mark)423 of the Code and that the Plan shall satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
ARTICLE II.   ADMINISTRATION:
     The Plan shall be operated by the Employee Benefits Committee of the Board of Directors of the Corporation (the "Committee"), who may appoint a third-party administrator to maintain the Plan (the "Administrator"). No member of the Board of Directors who is not otherwise employed by the Corporation shall be eligible to receive an Option. The Committee shall at all times be composed of "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act. Subject to the provisions of the Plan, the Committee may, from time to time, prescribe rules and regulations for the administration of the Plan and may decide questions which may arise with respect to the interpretation or application of said Plan.
ARTICLE III.   ELIGIBILITY:
     Each employee who has been employed by the Corporation or a Subsidiary for at least six (6) months (including officers) as of the first day of any Offering Period (an "Offering Date"), shall have an Option under this Plan to purchase the Corporation's authorized but unissued par value $.01 Common Stock (herein called "Common Stock") during an Offering Period, except that there shall be excluded: (i) employees whose customary employment is under twenty (20) hours per week; (ii) employees whose customary employment is for not more than five
(5) months in any calendar year; and (iii) any employee who, if having received an Option hereunder, would own, immediately after the Option was granted, stock possessing five percent (5%) or more of the total combined voting power or value of any classes of stock of the Corporation, or of any of its Subsidiaries. For purposes of determining stock ownership of an employee under (iii) hereof, the rules of (section mark)424(d) of the Code and (section mark)1.423-2(d) of the Treasury Regulations thereunder shall apply, and Common Stock which the employee may purchase under any outstanding options shall be treated as owned by the employee.
     If an Optionee goes on a leave of absence, such Optionee shall have the right to elect (a) to withdraw the balance in such Optionee's Purchase Account,
(b) to discontinue contributions to the Plan but remain a participant in the Plan until the next following Exercise Date, or (c) remain a participant in the Plan during such leave of absence until the next following Exercise Date, authorizing the deductions made pursuant to Article V(c) hereof to be made from payments made by the Corporation to the Optionee during such leave of absence and undertaking to make such cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Corporation to such Optionee are insufficient to meet such Optionee's authorized deductions to the Optionee's Purchase Account. However, the Corporation shall not advance funds to an Optionee if the Optionee's deductions and cash payments during the Optionee's leave of absence are insufficient to fund the Optionee's Purchase Account. An Optionee who has been on leave of absence for more than 30 days and who thereafter ceases to be an employee of the Corporation for the purpose of the Plan shall not be entitled to participate in the Plan and such Optionee shall be deemed to have withdrawn from the Plan, and all funds then on deposit in the Optionee's Purchase Account will be paid to the Optionee under Article V(g) hereof.
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ARTICLE IV.   STOCK:
     The stock subject to the Options to be issued hereunder shall be Common Stock. The maximum number of such shares to be issued upon the exercise of the Options hereby granted shall be an aggregate of three million five hundred thousand (3,500,000) shares of Common Stock (the "Available Shares").
     For each Offering Period hereunder, an eligible employee (hereinafter called "Optionee") shall have an option to purchase up to the largest number of whole and fractional shares available at the Option Price (as described in
Article V(a)) obtained by having deducted from such Optionee's Compensation for each payroll period during an Offering Period an amount not less than one percent (1%) or more than ten percent (10%) of such Optionee's Compensation for the payroll period. The term " Compensation" as used herein includes regular base pay (including any shift differentials) at the rate in effect on the Offering Date, but excludes any bonus, overtime payment, sales commission, contribution to any Code (section mark)125 or 401(k) plan or other form of extra compensation.
     If in any Offering Period the total number of shares of Common Stock for which Options are exercised exceeds the number of Available Shares remaining under the Plan, the Administrator shall make a pro rata allocation of the Available Shares in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable, and the balance of payroll deductions credited to the Purchase Account of each Optionee shall be returned to each Optionee as promptly as possible.
     Except as expressly provided otherwise in Article III hereof, payment for Common Stock purchased under the Option shall be made only by payroll deductions over a designated Offering Period.
     Notwithstanding the foregoing provisions of this Plan, no Option shall permit an Optionee to purchase in any single calendar year a number of shares which, together with all other shares in the Corporation and any Subsidiaries which such Optionee may be entitled to purchase in such year pursuant to Options issued under any employee stock purchase plan, has an aggregate fair market value (determined in each case as of the date such options are granted) in excess of $25,000. This limitation applies only to Options granted under "employee stock purchase plans" as defined by (section mark)423 of the Code, and does not limit the amount of stock which an Optionee may purchase under any other stock option or bonus plans then in effect.
ARTICLE V.   TERMS AND CONDITIONS OF OPTIONS:
     Options granted hereunder shall be evidenced by a notice to each Optionee from the Administrator, which notice shall: (i) be in such form as the Committee shall determine; (ii) incorporate, by reference, the terms and provisions of this Plan; (iii) be issued to each Optionee on or about the first Offering Date following the date an employee becomes an Optionee; and (iv) continue in effect for subsequent Offering Periods unless revoked by the Optionee.
     Subject always to the requirement that, except as otherwise specified in
Article IV hereof, all Optionees shall have the same rights and privileges, such Options shall be subject to the following terms and conditions:
          (a) OPTION PRICE: The price of shares purchased during each Offering Period hereunder (an "Option Price") shall be an amount equal to the lesser of (i) eighty-five (85%) percent of the fair market value of a share of Common Stock on the Offering Date or (ii) eighty-five (85%) percent of the fair market value of a share of Common Stock on the Exercise Date. For so long as shares of the Common Stock of the Corporation are listed on the New York Stock Exchange ("NYSE"), "fair market value" as of a given date shall mean, for purposes of this Plan, the mean between the high and low sales prices of the Common Stock on that date, said mean to be based on the sale of a minimum of 100 shares of said stock; or if less than 100 shares of said stock are sold on such date or if no sales prices are quoted, "fair market value" shall mean the average of the closing bid and asked prices for the Common Stock on the NYSE.
          (b) OFFERING PERIODS:  Each Option shall extend for a period of six
     (6) months commencing on an Offering Date of January 1 or July 1 and concluding with the "Exercise Date" of June 30 or December 31 which is six
     (6) months thereafter, the said period being hereinafter called an "Offering Period."
          (c) PURCHASE ACCOUNT: Each Optionee shall notify the Corporation, on such forms as shall be provided by the Corporation, within seven (7) days following actual receipt by the Optionee of such forms, of the
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     percentage of Compensation which the Optionee wishes to have withheld from the Optionee's Compensation by the Exercise Date for the Offering Period. Except as provided in subsection (g) of this Article V, each Optionee shall authorize the Corporation and its Subsidiaries to withhold from the Optionee's after-tax compensation, beginning as soon as practicable following the making of the election described above and continuing throughout the duration of the Offering Period. Such withheld amounts may be used by the Corporation for general corporate purposes, but the Corporation or, if designated by the Committee, the Administrator, shall maintain a record of each Optionee's funds as a "Purchase Account." Such funds so accumulated within said Purchase Account may be returned to an Optionee or applied toward the Purchase Price of Common Stock only pursuant to the provisions contained in this Plan.
          (d) DATES ON WHICH OPTION SHALL BE EXERCISED: Except as provided in subsections (f), (g) and (h) of this Article V, each Option which is exercised shall be exercised as of each Exercise Date.
          (e) EXERCISE OF OPTION: Unless an Optionee withdraws from the Plan as provided in subsection (f) of this Article V, each Optionee's Option shall be exercised automatically on the Exercise Date of each Offering Period, and the maximum number of full and fractional shares of Common Stock will be purchased for each Optionee with the entire proceeds of each Optionee's Purchase Account. As promptly as practical after the Exercise Date of each Offering Period, the Corporation shall arrange the delivery to the Administrator of a certificate representing the shares of Common Stock purchased upon the exercise of such Option, and the Administrator shall deliver (or cause to deliver) such certificate to each Optionee.
          (f) TERMINATION OF OPTION: An Optionee may at any time on or before an Exercise Date terminate the Option in its entirety by written notice of such termination delivered in the manner set forth in Article XI hereof. Such termination shall become effective upon receipt of such notice by the Corporation or Administrator. As soon as practical following such notice, all funds then in the Optionee's Purchase Account shall be paid to the Optionee and the Optionee's Purchase Account closed, and all rights and privileges of the Optionee granted pursuant to this Plan and the Option granted hereunder shall be terminated until the next available Option Date at which such Optionee again elects to participate in the Plan pursuant to this Article V.
          (g) TERMINATION OF EMPLOYMENT: In the event that an Optionee's employment by the Corporation or a Subsidiary is terminated, all rights and privileges of Optionee granted pursuant to the Plan and of the Option granted hereunder shall terminate, and all funds then on deposit on the Optionee's Purchase Account shall be paid to the Optionee (or to such Optionee's personal representative or beneficiary, in the case of such Optionee's death) and the Optionee's Purchase Account closed.
          (h) ADJUSTMENT OF OPTIONS; EXERCISABILITY UPON CERTAIN EVENTS: In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or any other change in the structure of shares of Common Stock of the Corporation, the total amount of shares on which options may be granted under the Plan and options rights (both as to the number of shares and the option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock.
     In the event of (i) the adoption of a plan of merger, consolidation, share exchange or similar transaction of the Corporation with any other corporation as a result of which the holders of the Common Stock of the Corporation in the aggregate would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) by the Corporation of a majority of the stock of a significant subsidiary of the Corporation or substantially all of the assets of the Corporation or of a significant subsidiary of the Corporation; (iii) the acquisition of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Exchange Act, other than a person, or group including a person, who beneficially owned, as of the most recent Offering Date, more than 5% of the Corporation's securities, in the absence of a prior expression of approval of the Board of Directors of the Corporation; (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (v) any other change in
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control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, then any Option granted hereunder during the then-current Option Period shall become immediately exercisable as to the Optionee and shall remain exercisable until the Exercise Date of the then-current Option Period, subject to all of the terms hereof not inconsistent with subsection (i) of this Article V.
     Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation or the consummation of a merger or consolidation in which the shareholders of the Corporation receive less than 50% of the voting capital stock of the surviving or resulting corporation, each Option granted under the Plan shall terminate, but the Optionee shall have the right, following the adoption of a plan of dissolution or liquidation or a plan of merger or consolidation and in any event prior to such dissolution, liquidation, merger or consolidation, to exercise his Option to purchase Common Stock on the Exercise Date of the then-current Option Period, subject to all of the other terms hereof not inconsistent with this Article V.
     The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of the business or assets.
          (i) ASSIGNABILITY: No Option granted hereunder may be pledged nor shall any Option be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable, during the lifetime of Optionee, only by said Optionee.
          (j) DESIGNATION OF BENEFICIARY: Each Optionee may file a written designation of beneficiary who is to receive any stock or cash in the event that such Optionee dies after the end of an Offering Period but before the issuance of the shares or during an Offering Period but before the respective Exercise Date.
          (k) RIGHTS AS A SHAREHOLDER: No Optionee shall have any rights as a shareholder with respect to shares purchased pursuant to the Options to be granted hereunder until full payment has been made for such shares and a stock certificate for such shares has been actually issued to said Optionee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance. Stock to be delivered to an Optionee under the Plan will be registered in the name of the Optionee.
          (l) REGISTRATION: Each Option under the Plan shall be granted on the condition that a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock subject to such Option has become effective and a copy of the Prospectus has been delivered to the Optionee.
ARTICLE VI.   TERM OF PLAN:
     The term of said Plan shall be for a period of ten (10) years commencing on January 1, 1997, and ending on December 31, 2006, unless terminated earlier by the exhaustion of the Available Shares or pursuant to Article VIII.
ARTICLE VII.   CONDITIONS UPON ISSUANCE OF SHARES OF COMMON STOCK
     Shares of Common Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and deliverance of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including without limitation, the Exchange Act, the Securities Act (and the rules and regulations promulgated thereunder), and the requirement of any stock exchange upon which the shares of Common Stock may then be listed, and shall further be subject to the approval of counsel for the Corporation with respect to such compliance.
     As a condition to the exercise of an Option, the Corporation may require the person exercising such Option to represent that, at the time of any such exercise, the shares are being purchased only for an investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Corporation, such representation is required by any of the aforementioned applicable provisions of law.
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ARTICLE VIII.   AMENDMENT AND TERMINATION BY THE COMMITTEE:
     The Committee may, from time to time, alter, amend, suspend or discontinue the Plan at any time without notice, including the right to revoke future Offering Periods, provided that no Optionee's existing rights in the then-current Offering Period are adversely affected thereby; provided further, upon any such amendment or modification, all Optionees shall continue to have the same rights and privileges as other Optionees (except as otherwise provided for in Article IV hereof); and provided further, that no such amendment of the Plan shall, except as provided in subsection (h) of Article V hereof: (a) increase above three million five hundred thousand (3,500,000) the Available Shares which may be offered under the Plan; (b) change the formula by which the price for which the Common Stock shall be sold is determined; or (c) increase the maximum number of shares which any Optionee may purchase. The Board of Directors shall submit any amendments to the shareholders of the Corporation for approval to the extent necessary to maintain compliance with the requirements of Rule 16b-3 of the Exchange Act.
ARTICLE IX.   APPLICATION OF FUNDS:
     The proceeds received by the Corporation from the sale of its Common Stock pursuant to Options granted under this Plan, except as otherwise provided herein, will be used for general corporate purposes.
ARTICLE X.   OBLIGATION TO PURCHASE SHARES:
     The granting of an Option pursuant to this Plan shall impose no obligation upon the Optionee to purchase any shares covered by such Option until the Exercise Date for each Offering Period.
ARTICLE XI.   NOTICES:
     Any notice which the Corporation or Optionee may be required or permitted to give to each other shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. Mail, first class postage prepaid, addressed as follows: Chief Financial Officer, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, with a copy to General Counsel, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, and at such other address, including that of the Administrator, as the Corporation, by notice to the Optionee, may designate in writing from time to time; and to the Optionee, at the address shown on the records of the Corporation, or at such other address as the Optionee, by notice to the Corporation or the Administrator, may designate in writing from time to time.
ARTICLE XII.   CLOSING OF PURCHASE ACCOUNT:
     In the event that under any provision hereof an Optionee's Purchase Account is to be closed and any balance not applied to the purchase of Common Stock, payment to such Optionee shall be made within thirty (30) days following the date that the right to such payment accrues.
ARTICLE XIII.   THE RIGHT OF THE COMPANY TO TERMINATE EMPLOYMENT:
     Nothing contained in the Plan or in any Option granted pursuant to the Plan shall confer upon any Optionee any right to be continued in the employment of the Company or one of its Subsidiaries, or shall interfere in any way with the right of the Company or any of its Subsidiaries, as the case may be, to terminate his or her employment at any time for any reason.
ARTICLE XIV.   GOVERNING LAW.
     The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States of America.
ARTICLE XV.   EFFECTIVENESS OF THE PLAN:
     The Plan shall become effective only if:
     (a) The Plan shall have been adopted by the Board of Directors of the Corporation; and
     (b) The Plan shall have been approved within twelve (12) months after the Plan is adopted under subsection (a) by the affirmative vote of the holders of at least a majority of shares of Common Stock present, or represented, and entitled to vote at the shareholders' meeting at which the Plan is considered.
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